Press Release    Source: MSSI-TeleScience International Inc.

MSSI-TELESCIENCE INTERNATIONAL ANNOUNCES PENTAGON CONTRACT
TO PROVIDE MEDICAL PERSONNEL IN THE GREATER DC AREA

Tuesday October 14, 10:17 am ET

MEDICAL DIVISION EXPANDS STAFF LOCATED AT WALTER REED;
LANGLEY AIR FORCE BASE


VIENNA, Va., Oct. 14 /PRNewswire-FirstCall/ -- MSSI-
TeleScience International Inc., (OTC Bulletin Board: MSSI -
News), a provider of medical personnel to state and federal government agencies, announced today that the Medical
Staffing Division has been awarded a task order for providing additional Certified Nursing Assistant employees at its contract work site at the Pentagon. The nursing assistants work under a Blanket Purchasing Order contract with the Northeast Region of Army Medical Command, which authorizes TII to provide medical staffing in a wide range of professions to all Army facilities in the greater
Washington, DC region.

TII is also now providing laboratory technicians to the Walter Reed Army Medical Center Allergen Laboratory at the Forest Glen Annex, in Silver Spring, MD. Additionally, TII was simultaneously awarded a contract by the United States Air Force to provide Physician Assistant services to Langley Air Force Base, near Hampton Virginia.

TII's Medical System Division specializes in providing long-term medical staffing support to federal and state government hospitals and clinics. TII has built a reputation for being able to staff secure facilities such as military bases and corrections institutions, often in remote parts of the country.

Dr. B.B. Sahay, President and CEO of TeleScience
International said, "We are excited about the additional staffing requirements that are part of this new Pentagon task order. We have enjoyed a mutually-beneficial, long-standing relationship with the Pentagon and look forward to continuing to serve their expanding requirements for healthcare personnel around the nation."

TeleScience International, Inc., a Tysons Corner, VA-based firm, has just recently transitioned to a publicly traded company. TII has grown in 5 years from a small operation to a 250-employee firm with 41 work sites from coast to coast.
For information on the Company, visit the website at www.mssi-intl.com. Shareholders are requested to log onto the shareholder registration form on the Company website in order to be placed on the mailing list for future information.

TeleScience International Inc. is headquartered at 8150
Leesburg Pike, Suite 1200, Vienna, VA 22182.


Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. TeleScience International, Inc. and Medical Staffing Solutions, Inc. disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including the medical staffing and Homeland Security industries), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.



Source: MSSI-TeleScience International Inc.